STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 05/02/1997
                                                          971144376 - 2292006

                               STATE OF DELAWARE
                          CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            HIGHLAND RESOURCES, INC.


     HIGHLAND RESOURCES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST: That the Board of Directors of said corporation, by unanimous written consent pursuant to Section 141 of the General Corporation Law of the State of Delaware, duly adopted resolutions setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and submitting the amendments to the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

                                 ARTICLE FOURTH

                                    CAPITAL

     The aggregate number of shares of stock which the corporation shall have authority to issue is twenty-five million, which are divided into five million shares of Preferred Stock of a par value of one mil ($0.001) each and twenty million shares of Common Stock of a par value of one mil ($0.001) each, which shares of stock may be issued from time to time in one or more classes or one or more series within any class thereof, in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolution or resolution providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it, each class or series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number, designation or title. All shares of stock in such classes or series may be issued for such consideration and have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, permitted by law, as shall be stated and expressed in the resolution or resolutions, providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. The number of shares of stock of any class or series within any class, so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding by further resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it.

     On April 13, 1997, the Company received the consent of a majority of the shareholders for a thirty-for-one reverse split of the Company's outstanding stock.

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the said amendments were submitted to the stockholders of said corporation and, in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendments, said written consent has been filed with the corporation, and written notice of the action has been given as provided in
Section 228 of the General Corporation Law of Delaware.

     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendments.

     IN WITNESS WHEREOF, said HIGHLAND RESOURCES, INC. has caused this certificate to be signed by Melanie Ellerton, an Authorized Officer, this 16th day of April, A.D. 1997.

                                         HIGHLAND RESOURCES, INC.

                                         /s/ Melanie Ellerton
                                         --------------------
                                         Name: Melanie Ellerton
                                         Title: President